Exhibit 99.1

NYSE: MMP
______________________________________________________________________________________________________
Date:    July 1, 2013

Contact:	Investors:	Media:
	Paula Farrell	Bruce Heine
	(918) 574-7650	(918) 574-7010
	paula.farrell@magellanlp.com	bruce.heine@magellanlp.com

Magellan Midstream Closes Texas-New Mexico Pipeline Acquisition

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it has closed on its previously-announced acquisition of pipeline assets in Texas and New Mexico from Plains All American Pipeline, L.P. (NYSE: PAA).
The pipeline system includes approximately 250 miles of common carrier pipeline that transports refined petroleum products from El Paso, Texas, delivering products north to Albuquerque, New Mexico and transporting products south to the U.S.-Mexico border for delivery within Mexico via a third-party pipeline.
“This pipeline system serves as a natural extension of our existing refined products pipeline system, with current connections in the El Paso market,” said Michael Mears, chief executive officer. “With this newly-acquired pipeline system, Magellan is able to provide options for customers in Albuquerque and central New Mexico to access refined products from West Texas, Gulf Coast and Mid-Continent refiners.”
Magellan's acquisition of the previously-announced Rocky Mountain pipeline system is pending, subject to approval by the Federal Trade Commission. The Rocky Mountain acquisition includes approximately 550 miles of common carrier pipeline that distributes refined petroleum products in Colorado, South Dakota and Wyoming.
Of the previously-announced combined purchase price of $190 million, $57 million was allocated to the Texas-New Mexico pipelines, which Magellan funded with cash on hand.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation's refining capacity, and can store over 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Exhibit 99.1

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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors associated with the acquisition that may have a direct impact on the partnership's results of operations and financial condition are: (1) its ability to obtain all required regulatory approvals; (2) price fluctuations and overall demand for refined petroleum products in the United States; (3) changes in the partnership's tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at major refineries or other businesses that use or supply the partnership's services; (5) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (6) disruption in the debt and equity markets that negatively impacts the partnership's ability to finance its capital spending and (7) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012 and subsequent reports on Forms 8-K and 10-Q. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.